Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE, dated as of August 15, 2013 (this “Supplemental Indenture”), by and among PROLOGIS, L.P., a Delaware limited partnership (hereinafter called the “Company”), having its principal office at Pier 1, Bay 1, San Francisco, California 94111, PROLOGIS, INC., a Maryland corporation (hereinafter called “Parent”), having its principal office at Pier 1, Bay 1, San Francisco, California 94111 and U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Base Indenture (hereinafter called the “Trustee”), having its Corporate Trust Office at 100 Wall Street, Suite 1600, New York, New York 10005, under the Base Indenture (defined below).

RECITALS OF THE COMPANY

The Company, Parent and the Trustee have heretofore entered into an Indenture dated as of June 8, 2011, as amended by a First Supplemental Indenture dated as of June 8, 2011, a Second Supplemental Indenture dated as of June 8, 2011, a Third Supplemental Indenture dated as of June 8, 2011 and a Fourth Supplemental Indenture dated as of June 8, 2011 (as so supplemented hereinafter called the “Base Indenture”), among the Company, Parent and the Trustee, providing for the issuance by the Company from time to time of its senior debt securities evidencing its unsubordinated indebtedness (the “Securities”).

Section 901(5) of the Base Indenture provides for the Company, the Parent and the Trustee to enter into an indenture supplemental to the Base Indenture to change or eliminate any of the provisions of the Base Indenture, provided that any such change or elimination becomes effective only when there is no Security Outstanding of any series created prior to the execution of such indenture supplemental which is entitled to the benefit of such provision.

The Board of Directors of the Parent, acting in its individual capacity and in its capacity as the general partner of the Company, has duly adopted resolutions authorizing the Company and the Parent to execute and deliver this Supplemental Indenture.

All things necessary to make the Base Indenture, as hereby modified, a valid agreement of the Company and the Parent, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained herein and in the Base Indenture, the Company, the Parent and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of Securities issued on or after the date of this Supplemental Indenture, as follows:

Fifth Supplemental Indenture

ARTICLE ONE

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1. Relation to Base Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.2. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)	Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture.

(b)	All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture.

(c)	Pursuant to Sections 901(2) and 901(5) of the Base Indenture, the following definitions are hereby amended and restated for the benefit of the Holders of Securities issued on or after the date of this Supplemental Indenture, unless otherwise provided in the Officers’ Certificate or supplemental indenture authorizing any series of such Securities:

“Corporate Trust Office” means the corporate trust office of the Trustee at which, at any particular time, this Indenture shall be principally administered, which office at the date hereof is located at 633 West Fifth Street, 24th Floor, Los Angeles, California 90071.”

“Place of Payment” means, when used with respect to the Securities of or within any series, the Corporate Trust Office of the Trustee (which for this purpose shall include the Trustee’s office in New York City, New York, which office is presently located at 100 Wall Street, Suite 1600, New York, New York 10005) and any place or places that the Company may from time to time designate as the place or places where the principal of (and premium or Make-Whole Amount, if any) and interest on such Securities are payable as specified as contemplated by Sections 301 and 1002 and presentations, surrenders, notices and demands with respect to the Securities and this Indenture may be made.”

“Total Unencumbered Assets” means the sum of (i) Undepreciated Real Estate Assets not subject to an Encumbrance and (ii) the value (determined in accordance with GAAP) of all other assets (other than accounts receivable and intangibles) of the Company and its Subsidiaries not subject to an Encumbrance; provided, however, “Total Unencumbered Assets” does not include investments in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities.

ARTICLE TWO

MISCELLANEOUS PROVISIONS

Section 2.1. This Supplemental Indenture shall be effective as of the opening of business on the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 2.2. Except as expressly modified or amended hereby, the Base Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved.

Section 2.3. This Supplemental Indenture and all its provisions shall be deemed a part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 2.4. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.5. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.6. The Trustee shall not have any responsibility for the Recitals of the Company hereto, which Recitals are made by the Company and the Parent alone, or for the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

PROLOGIS, L.P.
By: Prologis, Inc., its general partner

By:	/s/ Thomas Olinger
	Name:	Thomas Olinger
	Title:	Chief Financial Officer

Attest:

By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Managing Director and Treasurer

PROLOGIS, INC.

By:	/s/ Thomas Olinger
	Name:	Thomas Olinger
	Title:	Chief Financial Officer

Attest:

By:	/s/ Phillip D. Joseph, Jr.
	Name:	Phillip D. Joseph, Jr.
	Title:	Managing Director and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley E. Scarbrough
	Name:	Bradley E. Scarbrough
	Title:	Vice President